Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

July 25, 2006

Landmark Bancorp, Inc. Announces Record Earnings for the Quarter and Six Months Ended June 30, 2006 and Approves Cash Dividend

(Manhattan, KS, July 25, 2006) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended June 30, 2006 of $0.71 versus $0.43 for the quarter ended June 30, 2005. Net earnings for the quarter ended June 30, 2006 were $1.6 million, an increase of $646,000 compared to the quarter ended June 30, 2005. Diluted earnings per share for the six months ended June 30, 2006 were $1.35 versus $0.79 for the six months ended June 30, 2005. Net earnings for the six months ended June 30, 2006 were $3.0 million, an increase of $1.3 million compared to the six months ended June 30, 2005. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of August 2, 2006, payable August 14, 2006.

Patrick Alexander, President and CEO, commented, “We are pleased to announce record earnings for the second quarter of 2006. Our improved earnings are attributed primarily to our acquisition of First Manhattan Bancorporation which closed on January 1, 2006, and the sale of our previous headquarters which occurred in April 2006. Furthermore, we have seen a continued improvement in our net interest margin, increasing from 3.10% during the second quarter of 2005 to 3.39% for the second quarter of 2006. The acquisition has allowed for continued growth in non-interest income areas such as fees and service charges and gains on sale of loans. At the same time we have been able to realize significant cost savings associated with the acquisition during the first half of 2006. Our annualized return on average assets increased to 1.07% for the second quarter of 2006 compared to 0.85% for 2005, while our annualized return on average equity improved to 14.05% for the quarter ended June 30, 2006 compared to 8.99% for 2005. We have made significant progress consolidating our personnel, operations and facilities which culminated with the sale of our previous headquarters located at 800 Poyntz Avenue during April 2006. Accordingly, the gain on sale of $630,000 on this building is included in our second quarter results. In addition, we took steps to reposition our investment portfolio by selling some relatively short term, lower yielding investments at a loss of $444,000 in the second quarter and purchasing longer term, higher yielding investments. We believe this portfolio restructuring better positions the company for future period earnings and reduces our interest rate risk position.”

Alexander further commented, “We continue to be excited about our acquisition of First Manhattan Bancorporation, the holding company of First Savings Bank, F.S.B. This transaction has significantly enhanced our market share in the Manhattan/Junction City market at a time when the economy in the area is experiencing significant growth due to the announced expansion of Fort Riley, a military base located between Junction City and Manhattan. This acquisition also provides an entry into the dynamic Lawrence, Kansas market and further complements our franchise footprint across the state of Kansas. We believe that these developments are positioning our Company for a very positive outlook for growth in assets and earnings.”

Net interest income for the second quarter of 2006 increased $1.3 million to $4.5 million compared to the second quarter of 2005, an increase of 41.2%. This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank on January 1, 2006, and an improvement in the net interest margin to 3.39% for the quarter ended June 30, 2006 from 3.10% for the quarter ended June 30, 2005. Total non-interest income increased to $1.9 million for the quarter ended June 30, 2006 from $1.3 million for the quarter ended June 30, 2005, an increase of $664,000. This improvement was the result of a $117,000, or 56.9%, increase of gains on sale of loans, and an increase in fees and service charges of $236,000, or 26.4%, both of which are attributable to volume increases associated with the First Savings Bank acquisition. Additionally, total non-interest income included $682,000 in gains recognized with the sale of other assets, primarily the 800 Poyntz facility during the second quarter of 2006, which was offset by $444,000 in losses on sale of investments. Total non-interest expense for the quarter ended June 30, 2006 increased $1.2 million, or 40.1%, compared to the quarter ended June 30, 2005, resulting primarily from the impact of the acquisition of First Savings Bank on January 1, 2006 and the late August 2005 acquisition of two branches in Great Bend, Kansas. The impact of the acquisitions includes increases in compensation and benefits, occupancy and equipment, and amortization of acquired intangibles.

Net interest income for the six months ended June 30, 2006 increased $2.9 million to $9.2 million compared to the six months ended June 30, 2005, an increase of 45.2%. This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Savings Bank on January 1, 2006, and an improvement in the net interest margin to 3.42% for 2006 from 3.09% for 2005. Total non-interest income increased approximately $1.3 million, or 55.4%, for the six months ended June 30, 2006, as compared to 2005. The increase was due to the $728,000 gain associated with the sale of other assets, primarily the 800 Poyntz facility, and increased fees and service charges of $466,000 and an increase of $215,000 in gains on sale of loans. Offsetting these increases were the losses on the sale of investments totaling $300,000 during the six months ended June 30, 2006 compared to a gain of $41,000 for 2005. Total non-interest expense for the six months ended June 30, 2006 increased approximately $2.5 million, or 43.1% compared to 2005, resulting primarily from the impact of the acquisition of First Savings Bank on January 1, 2006 and the late August 2005 acquisition of two branches in Great Bend, Kansas. The impact of the acquisitions includes increases in compensation and benefits, occupancy and equipment, and amortization of acquired intangibles.

Landmark Bancorp’s total assets increased to $593.6 million at June 30, 2006, compared to $465.1 million at December 31, 2005. Net loans receivable were $397.1 million at June 30, 2006, compared to $275.7 million at December 31, 2005. At June 30, 2006, the allowance for loan losses was $4.0 million, or 1.0% of gross loans outstanding, compared to $3.2 million, or 1.1% of gross loans outstanding at December 31, 2005. As of June 30, 2006, $4.9 million in loans were on non-accrual status, or 1.2% of total loans, compared to a balance of $3.3 million in loans on non-accrual status, or 1.2% of total loans, as of December 31, 2005. This increase was primarily related to a $1.2 million commercial loan past due for payments in excess of 90 days at June 30, 2006. Management does not anticipate any significant loss exposure on this loan. Residential home loans comprised 40.5% of the $4.9 million non-accrual balance at June 30, 2006. In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Manhattan Bancorporation on January 1, 2006, and accordingly the results of operations presented for the quarter and six months ended June 30, 2006 include the accounts and results of First Manhattan Bancorporation which are not included in the results for the corresponding quarter and six months ended June 30, 2005. Landmark Bancorp, Inc. is the holding company for Landmark National Bank. Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including this year’s acquisition of First Manhattan Bancorporation; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At June 30,	At December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$13,832,885	$21,490,512
Investment securities available for sale	134,557,744	140,130,512
Loans receivable, net (1)	397,090,304	275,729,066
Premises and equipment, net	12,992,315	8,412,235
Goodwill	13,009,167	7,535,584
Other intangible assets, net	4,512,120	2,418,213
Other assets	17,582,041	9,393,839

TOTAL ASSETS	$593,576,576	$465,109,961

LIABILITIES

Deposits	$429,796,665	$331,272,731
Other borrowings	110,869,548	85,258,318
Other liabilities	7,223,297	4,506,305

Total liabilities	547,889,510	421,037,354

Stockholders’ equity	45,687,066	44,072,607

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$593,576,576	$465,109,961

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $4,048,624 and $3,151,373 at June 30, 2006 and December 31, 2005, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2006	2005	2006	2005
Interest income:
Loans	$13,511,515	$8,390,492	$6,860,807	$4,288,778
Investment securities	2,870,664	2,158,512	1,455,327	1,121,711
Other	101,394	53,245	30,108	40,175
Total interest income	16,483,573	10,602,249	8,346,242	5,450,664

Interest expense:
Deposits	5,043,714	2,515,497	2,616,379	1,355,432
Borrowed funds	2,247,585	1,755,610	1,182,976	874,884
Total interest expense	7,291,299	4,271,107	3,799,355	2,230,316

Net interest income	9,192,274	6,331,142	4,546,887	3,220,348
Provision for loan losses	75,000	225,000	15,000	105,000
Net interest income after provision for loan losses	9,117,274	6,106,142	4,531,887	3,115,348

Non-interest income:
Fees and service charges	2,135,335	1,668,954	1,128,463	892,928
Gains on sale of loans	586,364	371,394	322,983	205,818
Gains (losses) on sale of investments, net	(300,256)	40,540	(443,797)	40,540
Gains on sale of other assets	728,453	17,211	681,630	—
Bank owned life insurance income	157,654	41,920	112,300	20,287
Other	325,316	197,416	139,746	117,447
Total non-interest income	3,632,866	2,337,435	1,941,325	1,277,020

Non-interest expense:
Compensation and benefits	4,248,576	2,962,862	2,112,612	1,505,144
Occupancy and equipment	1,396,022	974,342	687,102	484,108
Amortization of intangibles	524,172	182,962	259,679	86,932
Professional fees	210,726	185,056	126,349	98,913
Data processing	348,990	270,233	187,543	141,237
Advertising	218,737	181,847	111,219	97,007
Other	1,506,785	1,151,869	732,650	597,588
Total non-interest expense	8,454,008	5,909,171	4,217,154	3,010,929

Earnings before income taxes	4,296,132	2,534,406	2,256,058	1,381,439

Income tax expense	1,279,128	781,366	659,968	431,775

Net earnings	$3,017,004	$1,753,040	$1,596,090	$949,664

Net earnings per share (2)
Basic	$1.35	$0.79	$0.72	$0.43
Diluted	1.35	0.79	0.71	0.43

Book value per share (2)	$20.49	$19.47	$20.49	$19.47

Shares outstanding at end of period	2,229,258	2,226,192	2,229,258	2,226,192

Weighted average common shares outstanding - basic	2,228,761	2,217,025	2,228,928	2,217,921
Weighted average common shares outstanding - diluted	2,238,537	2,229,419	2,241,290	2,229,625

(2)          Net earnings per share and book value per share at or for the periods ended June 30, 2005 have been adjusted to give effect to the 5% stock dividend paid during December 2005.

OTHER DATA (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2006	2005	2006	2005
Return on average assets (3)	1.02%	0.80%	1.07%	0.85%
Return on average equity (3)	13.54%	8.35%	14.05%	8.99%
Equity to total assets	7.70%	9.70%	7.70%	9.70%
Net yield on interest earning assets (3)	3.42%	3.09%	3.39%	3.10%

(3)          Information for the six and three months ended is annualized.